Exhibit 99.1

CONTACT: Investor inquiries: ir@corcept.com Media inquiries: communications@corcept.com www.corcept.com

Corcept Receives Complete Response Letter for Relacorilant

as a Treatment for Patients with Hypercortisolism

REDWOOD CITY, Calif. (Dec. 31, 2025) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a commercial-stage company engaged in the discovery and development of medications to treat severe endocrinologic, oncologic, metabolic and neurologic disorders by modulating the effects of the hormone cortisol, today announced that the U.S. Food and Drug Administration (FDA or the Agency) has issued a Complete Response Letter (CRL) regarding the New Drug Application (NDA) for relacorilant as a treatment for patients with hypertension secondary to hypercortisolism.

While the FDA acknowledged that Corcept’s pivotal GRACE trial met its primary endpoint and that data from the company’s GRADIENT trial provided confirmatory evidence, the Agency concluded it could not arrive at a favorable benefit-risk assessment for relacorilant without Corcept providing additional evidence of effectiveness.

“We are surprised and disappointed by this outcome,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer. “Our commitment to patients suffering from the effects of hypercortisolism is unwavering. I am confident we will find a way to get relacorilant to the patients it could help. We will meet with the FDA as soon as possible to discuss the best path forward.”

About Relacorilant

Relacorilant, an oral therapy, is a selective glucocorticoid receptor (GR) antagonist that modulates cortisol activity by binding to the GR but not to the body’s other hormone receptors. Corcept is developing relacorilant in endogenous hypercortisolism and a variety of other serious disorders, including ovarian cancer. Relacorilant is proprietary to Corcept and is protected by composition of matter, method of use and other patents. It has been designated an orphan drug by the FDA and the European Commission (EC) for the treatment of hypercortisolism and by the EC for the treatment of ovarian cancer. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) date of July 11, 2026 for relacorilant as a treatment for patients with platinum-resistant ovarian cancer. Corcept also recently submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for relacorilant to treat patients with platinum-resistant ovarian cancer.

About Corcept Therapeutics

For over 25 years, Corcept has focused on cortisol modulation and its potential to treat patients with a wide variety of serious disorders, leading to the discovery of more than 1,000 proprietary selective cortisol modulators and glucocorticoid receptor antagonists. Corcept is conducting advanced clinical trials in patients with hypercortisolism, solid tumors, ALS and liver disease. In February 2012, the company introduced Korlym®, the first medication approved by the U.S. Food and Drug Administration for the treatment of patients with endogenous hypercortisolism. Corcept is headquartered in Redwood City, California. For more information, visit Corcept.com.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements based on our current plans and expectations and are subject to risks and uncertainties that might cause our actual results to differ materially from those such statements express or imply. These risks and uncertainties are set forth in our SEC filings, which are available at our website and the SEC’s website.

In this press release, forward-looking statements include statements concerning: the clinical data concerning the safety and efficacy of relacorilant, including the results of our GRACE and GRADIENT trials; our plans to meet with the FDA as soon as possible; and any new clinical data, analyses or regulatory processes that may be required for relacorilant to receive approval as a treatment for patients with endogenous hypercortisolism or any other indication. We disclaim any intention or duty to update forward-looking statements made in this press release.